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                                              Filed Pursuant to Rule 424(b)(3)
                                              Registration No. 333-86037


PROSPECTUS SUPPLEMENT
MAY 9, 2000
(TO PROSPECTUS DATED NOVEMBER 2, 1999)

                                [ALPHARMA LOGO]

                    4,950,000 SHARES OF CLASS A COMMON STOCK
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THE COMPANY:

- We are a multinational pharmaceutical company that develops, manufactures and markets pharmaceutical products for use in humans and animals.

- Alpharma Inc.
  One Executive Drive
  Fort Lee, New Jersey 07024
  (201) 947-7774

- NYSE Symbol: ALO

THE OFFERING:

- We are selling 4,950,000 shares of Class A common stock to the underwriter at a price of $37.50 per share.

- The underwriter has purchased all of the 4,950,000 shares for $185,625,000 and proposes to re-offer them from time to time for sale in one or more transactions in the over-the-counter market through negotiated transactions or otherwise, at prevailing market prices, at prices related to prevailing market prices or at negotiated prices.

- There is an existing trading market for these shares. The reported last sale price on May 8, 2000 was $41 7/8 per share.

- We plan to use the proceeds from this offering to repay indebtedness incurred under a bridge financing agreement to finance the acquisition, completed on May 2, 2000, of the medicated feed additive business of Hoffmann-La Roche Ltd and Roche Vitamins Inc.

- Closing May 12, 2000.

  THIS INVESTMENT INVOLVES RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 1 OF THE
                            ACCOMPANYING PROSPECTUS.

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     Neither the SEC nor any state securities commission has determined whether this prospectus is truthful or complete. Nor have they made, nor will they make, any determination as to whether anyone should buy these securities. Any representation to the contrary is a criminal offense.
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                          DONALDSON, LUFKIN & JENRETTE

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
PROSPECTUS SUPPLEMENT
Forward-Looking Statements..................................  S-2
Incorporation by Reference..................................  S-3
Our Company.................................................  S-4
Risk Factors................................................  S-5
Use of Proceeds.............................................  S-5
Underwriting................................................  S-6
Legal Matters...............................................  S-6
Experts.....................................................  S-6

PROSPECTUS
Forward-Looking Statements..................................    i
Incorporation by Reference..................................    i
Risk Factors................................................    1
Use of Proceeds.............................................    5
Ratio of Earnings to Fixed Charges..........................    5
Our Company.................................................    6
Where You Can Find More Information.........................    7
Description of Debt Securities..............................    8
Description of Capital Stock................................   13
Book-Entry..................................................   14
Plan of Distribution........................................   16
Legal Matters...............................................   17
Experts.....................................................   17

                            ------------------------

                           FORWARD-LOOKING STATEMENTS

     This prospectus supplement contains "forward-looking statements," or statements that are based on current expectations, estimates, and projections rather than historical facts. We offer these forward-looking statements in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may prove, in hindsight, to have been inaccurate because of risks and uncertainties that are difficult to predict. Many of the risks and uncertainties that we face are included under the caption "Risk Factors" in the accompanying prospectus as updated by our Annual Report on Form 10-K for the year ended December 31, 1999.

     We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus supplement or the accompanying prospectus might not occur.

                           INCORPORATION BY REFERENCE

     We have filed the following documents with the Securities and Exchange Commission. These documents are incorporated herein by reference as of their respective dates of filing and shall be deemed to be a part of this prospectus supplement and the accompanying prospectus.

     1. Our Annual Report on Form 10-K for the year ended December 31, 1999.

     2. Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2000.

     3. Our Current Report on Form 8-K dated May 2, 2000.

     All documents and reports which we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus supplement are also incorporated by reference in this prospectus supplement and will be deemed a part of this prospectus supplement and the accompanying prospectus from the date of filing of the document or report.

     Statements contained in documents incorporated or deemed to be incorporated by reference after the date of this prospectus supplement will modify statements in any other subsequently filed documents to the extent the new information differs from the old information. Any statements modified or superseded will no longer constitute a part of this prospectus supplement or the accompanying prospectus in their original form.

     We will provide you without charge, upon request, with a copy of any or all of the documents referred to above which have been or may be incorporated in the prospectus supplement and the accompanying prospectus by reference, other than exhibits to such documents unless the exhibits themselves are specifically incorporated by reference. Requests for such copies should be directed to Alpharma Inc., One Executive Drive, Fort Lee, New Jersey 07024, Attention:
Investor Relations Department (telephone number: (201) 947-7774).

                                  OUR COMPANY

     We are a multinational pharmaceutical company that develops, manufactures and markets pharmaceutical products for use in humans and animals. We manufacture and market approximately 620 pharmaceutical products for human use and 40 animal health products, prior to giving effect to the Roche MFA acquisition described below. We conduct our business in more than 60 countries and have approximately 3,300 employees at 40 sites in 22 countries, prior to giving effect to the Roche MFA acquisition. For the year ended December 31, 1999, we generated revenue of over $742 million, before elimination of intercompany sales, and operating income of $99 million.

     Our human pharmaceutical business is the largest manufacturer and marketer of generic liquid and topical pharmaceuticals in the U.S. In addition, we have leading and expanding positions internationally, especially in Europe, where we have leading positions in branded generic in the Nordic countries and a substantial generic pharmaceutical market presence in the UK, Netherlands, Germany and France, through recent acquisitions. Further, through our fine chemicals division, we are the world's leading producer of bacitracin, bacitracin zinc and polymyxin, which are important pharmaceutical grade antibiotics. Our human pharmaceutical business generated approximately $561 million of revenue, or approximately 75% of our total revenues, for the year ended December 31, 1999.

     Our animal health business is a leading provider of animal feed additives for the poultry and swine industries, as well as vaccines for the aquaculture industry. We are the market leader in the manufacture and sale of bacitracin-based feed additives sold under the trade names BMD(R) and Albac. In addition, we believe that we have a significant market share with several other of our feed additives, including those sold under our Deccox and 3-Nitro(R) brands. In aquatic animal health, we believe we are a leader in the development, manufacture and marketing of vaccines for use in immunizing farmed fish against disease. Our animal health business generated approximately $185 million of revenue, or approximately 25% of our total revenues, for the year ended December 31, 1999.

     In May 2000 we completed the acquisition of the medicated feed additive business of Hoffmann-La Roche Ltd and Roche Vitamins Inc. for a purchase price of approximately $300 million. The Roche MFA business had 1999 sales of approximately $200 million and consists of products used in the livestock and poultry industries for preventing and treating diseases in animals. We have publicly filed a pro forma financial presentation of this acquisition with our Current Report on Form 8-K dated May 2, 2000.

     Our strategy is to increase revenue and profitability by:

     - building upon our market leadership positions;

     - leveraging our manufacturing strengths;

     - developing new products;

     - expanding markets globally; and

     - pursuing complementary acquisitions and strategic relationships that can provide new products and market opportunities as well as leverage existing assets.

     We were originally organized as A.L. Laboratories, Inc., a wholly owned subsidiary of Apothekernes Laboratorium A.S., a Norwegian healthcare company, the predecessor company to A.L. Industrier AS. In 1994, we acquired the complementary human pharmaceutical and animal health business of our parent company and subsequently changed our name to Alpharma Inc. to operate worldwide as one corporate entity.

                                  RISK FACTORS

     In analyzing an investment in any offered securities, you should carefully consider all the information in this prospectus supplement and the accompanying prospectus. In particular, you should evaluate the specific risk factors set forth under "Risk Factors," beginning on page 1 of the accompanying prospectus as updated by our Annual Report on Form 10-K for the year ended December 31, 1999, the information under the caption "Legal Proceedings" in that Form 10-K and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2000.

                                USE OF PROCEEDS

     We intend to use the net proceeds from this offering, estimated at $185.5 million after deducting estimated offering expenses, to reduce indebtedness incurred under bridge financing in the amount of $225.0 million provided by a group of banks to finance the Roche MFA acquisition. Borrowings under the bridge financing agreement bear interest at LIBOR plus a margin of 2.75% to 3.00% (and had an interest rate of approximately 9.25% as of May 5, 2000). These loans initially mature on July 31, 2000 and may be extended thereafter at the option of the banks if we are in the active process of refinancing. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2000.

                                  UNDERWRITING

     Subject to the terms and conditions contained in the Underwriting Agreement dated May 8, 2000 (the "Underwriting Agreement"), Donaldson, Lufkin & Jenrette Securities Corporation (the "Underwriter") has agreed to purchase from the Company 4,950,000 shares of Class A common stock.

     The Underwriting Agreement provides that the obligation of the Underwriter to pay for and accept delivery of the shares of Class A common stock offered hereby is subject to the approval of certain legal matters by counsel and to certain other conditions. The Underwriter is obligated to take and pay for all of the shares of Class A common stock offered hereby if any are taken.

     The Underwriter proposes to offer the 4,950,000 shares of Class A common stock purchased by it from time to time for sale in one or more transactions in the over-the-counter market or otherwise, at market prices prevailing at the time of sale, at prices related to prevailing market prices, or at negotiated prices, subject to prior sale when, as and if delivered to and accepted by the Underwriter. In connection with the sale of shares of Class A common stock, the Underwriter may be deemed to have received compensation from the Company in the form of underwriting discounts. The Underwriter may effect such transactions by selling Class A common stock to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the Underwriter and/or the purchasers of such Class A common stock for whom they may act as agents or to whom they may sell as principal.

     We have agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Underwriter may be required to make in respect thereof.

     Alpharma has agreed and certain of its executive officers, directors and stockholders will agree not to (a) offer, pledge, sell contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into common stock or exercisable or exchangeable for common stock or
(b) enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any common stock (regardless of whether any of the transactions described in (a) or (b) above is to be settled by the delivery of common stock, or such other securities, in cash or otherwise), except to the Underwriter, for a period of 60 days after the date of this prospectus supplement without the prior written consent of the Underwriter. However, Alpharma will be permitted to grant stock options under its employee stock option plan and to issue common stock pursuant to currently outstanding options, warrants or convertible securities (including taking reasonable actions to encourage holders to convert such securities). The Underwriter may waive the provisions of the lock-up with respect to certain entities without notice to the Company.

                                 LEGAL MATTERS

     Kirkland & Ellis, New York, New York (a partnership that includes professional corporations) will pass certain legal matters regarding issuance of the securities and the validity of the common stock. Mr. Glen E. Hess has been a director of Alpharma since 1983. Mr. Hess's professional corporation is a partner of Kirkland & Ellis, a law firm which since 1978 has performed significant legal services for Alpharma. Certain matters in connection with this offering will be passed upon for the underwriter by Fried, Frank, Harris, Shriver, & Jacobson, (a partnership including professional corporations), New York, New York.

                                    EXPERTS

     The financial statements of Alpharma Inc. incorporated in this prospectus supplement by reference to our Annual Report on Form 10-K for the year ended December 31, 1999 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The financial statements of the Roche MFA business incorporated in this prospectus supplement by reference to our Current Report on Form 8-K dated May 2, 2000 have been so incorporated in reliance on the report of PricewaterhouseCoopers AG, independent accountants, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

                                  $250,000,000

                                [ALPHARMA LOGO]

                                DEBT SECURITIES
                              CLASS A COMMON STOCK

                            ------------------------

     We may use this prospectus to offer and sell securities from time to time. The types of securities we may sell include:

- senior debt securities                     - Class A common stock
- subordinated debt securities

     We will provide the specific terms of these securities in supplements to this prospectus prepared in connection with each offering. These terms may include:

In the case of any securities:               In the case of debt securities:
- offering price                             - denomination or currency
- size of offering                           - interest rate
- underwriting discounts                     - maturity
                                             - ranking
                                             - whether they may be redeemed prior to
                                               maturity
                                             - whether they are convertible into common
                                               stock

     The securities offered will contain other significant terms and conditions. Please read this prospectus and the applicable prospectus supplement carefully before you invest.

     THIS INVESTMENT INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 1.

     Our Class A common stock is traded on the New York Stock Exchange under the symbol "ALO."

                            ------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                The date of this prospectus is November 2, 1999.

                            ------------------------

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Forward-Looking Statements..................................    i
Incorporation by Reference..................................    i
Risk Factors................................................    1
Use of Proceeds.............................................    5
Ratio of Earnings to Fixed Charges..........................    5
Our Company.................................................    6
Where You Can Find More Information.........................    7
Description of Debt Securities..............................    8
Description of Capital Stock................................   13
Book-Entry..................................................   14
Plan of Distribution........................................   16
Legal Matters...............................................   17
Experts.....................................................   17

                            ------------------------

                           FORWARD-LOOKING STATEMENTS

     This prospectus contains "forward-looking statements," or statements that are based on current expectations, estimates, and projections rather than historical facts. We offer these forward-looking statements in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may prove, in hindsight, to have been inaccurate because of risks and uncertainties that are difficult to predict. Many of the risks and uncertainties that we face are included under the caption "Risk Factors."

     We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur.

                           INCORPORATION BY REFERENCE

     We have filed the following documents with the Securities and Exchange Commission. These documents are incorporated herein by reference as of their respective dates of filing and shall be deemed to be a part of this prospectus:

     1. Our Annual Report on Form 10-K for the year ended December 31, 1998.

     2. Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 1999, June 30, 1999 and September 30, 1999 and on Form 10-Q/A for the quarter ended June 30, 1999.

     3. Our Current Reports on Form 8-K dated February 23, 1999, June 17, 1999 and July 2, 1999 and on Form 8-K/A dated August 30, 1999.

     All documents and reports which we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus are also incorporated by reference in this prospectus and will be deemed a part of this prospectus from the date of filing of the document or report.

     Statements contained in documents incorporated or deemed to be incorporated by reference after the date of this prospectus will modify statements in any other subsequently filed documents to the extent the new information differs from the old information. Any statements modified or superseded will no longer constitute a part of this prospectus in their original form.

     We will provide you without charge, upon request, with a copy of any or all of the documents referred to above which have been or may be incorporated in the prospectus by reference, other than exhibits to such documents unless the exhibits themselves are specifically incorporated by reference. Requests for such copies should be directed to Alpharma Inc., One Executive Drive, Fort Lee, New Jersey 07024, Attention: Investor Relations Department (telephone number:
(201) 947-7774).

                                  RISK FACTORS

     You should carefully consider the following risks as well as other information contained in this prospectus before deciding to invest in any offered securities.

OUR SUBSTANTIAL INDEBTEDNESS COULD LIMIT OUR ABILITY TO OBTAIN ADDITIONAL FINANCING, LIMIT OUR OPERATING FLEXIBILITY AND MAKE US MORE VULNERABLE TO ECONOMIC DOWNTURNS.

     As of September 30, 1999, we had total outstanding long-term indebtedness of approximately $648 million, or approximately 68% of our total capitalization. In addition, we had approximately $72 million of availability under our revolving credit facility and short-term European line, subject to the satisfaction of the financial tests and maintenance of the financial ratios we describe in this document and our other public filings. These tests and covenants include an interest coverage ratio, total debt to EBITDA and equity to total asset ratio. This level of indebtedness could:

     - limit our ability to obtain additional financing

     - limit our operating flexibility as a result of covenants contained in our credit facility

     - make us more vulnerable to economic downturns and

     - limit our ability to pursue other business opportunities.

     Also, we are vulnerable to fluctuations in interest rates since approximately $315 million of our debt at September 30, 1999 was at variable interest rates. We believe that we are more leveraged than many of our competitors.

     Our acquisition of the Isis Group resulted in an equity to total asset ratio under our revolving credit facility of 24.5% as of June 30, 1999. The ratio falling below 25% required an increase in the interest rate margin under our revolving credit facility of .75% beginning August 18, 1999. We are required to achieve a minimum ratio of at least 25% by December 18, 1999. A failure to meet this minimum ratio by December 18, 1999 would constitute an event of default under our revolving credit facility and would have a material adverse effect on us. The equity to total asset ratio at September 30, 1999 was 25.5%. We expect the margin increase to be rescinded on or about November 2, 1999.

POTENTIAL ACQUISITIONS MAY REDUCE OUR EARNINGS, BE DIFFICULT TO INTEGRATE INTO OUR COMPANY AND REQUIRE ADDITIONAL FINANCING.

     We search for and evaluate acquisitions which will provide new product and market opportunities, leverage existing assets and add critical mass. Acquisitions commonly involve risks and may have a material effect on our results of operations. Any acquisitions we make may fail to accomplish our strategic objectives, may not be successfully integrated with our operations and may not perform as expected. In addition, based on current acquisition prices in the pharmaceutical industry, acquisitions could initially be dilutive to our earnings and add significant intangible assets and related goodwill amortization charges. Our acquisition strategy will require additional debt or equity financing, resulting in additional leverage and dilution of ownership, respectively. We may not be able to finance acquisitions on terms satisfactory to us.

WE ARE SUBJECT TO GOVERNMENT REGULATIONS AND ACTIONS THAT INCREASE OUR COSTS AND COULD PREVENT US FROM MARKETING OR SELLING SOME OF OUR PRODUCTS IN CERTAIN COUNTRIES.

     The research, development, manufacturing and marketing of our products are subject to extensive government regulation. Government regulation includes inspection of and controls over testing, manufacturing, safety, efficacy, labeling, record keeping, sale and distribution of pharmaceutical products. The U.S. and other governments regularly review manufacturing operations. Noncompliance with applicable requirements can result in fines, recall or seizure of products, suspension of production and debarment of individuals or our company from obtaining new drug approvals. Government regulation substantially increases the cost of manufacturing, developing and selling our products.

     We have filed applications to market our products with the United States Food and Drug Administration and other regulatory agencies both in the U.S. and internationally. The timing of receipt of approvals of these applications can significantly affect future revenues and income. This is particularly significant with respect to human pharmaceuticals at the end of third parties' patent protection. There can be no assurance that we will obtain new product approvals in a timely manner, if ever. Failure to obtain approvals, or to obtain them when expected, could have a material adverse effect on our business. We also have affiliations, license agreements and other arrangements with companies, such as Ascent Pediatrics, Inc., which arrangements depend on regulatory approvals sought by such companies.

     The European Union and five non-EU countries have banned the use of bacitracin zinc, a feed antibiotic growth promoter, in livestock feeds effective July 1, 1999. Our initial effort to reverse this action by means of a court injunction from the Court of First Instance of the European Court was denied. We are making further attempts to reverse or limit this action, with particular emphasis on political means. Although we may not succeed, we believe that strong scientific evidence exists to refute the EU position. In addition, other countries are considering a similar ban. If the loss of bacitracin zinc sales is limited to the European Union and those countries that have already taken similar action, we do not anticipate a material adverse effect. If either (a) other countries more important to our sales of bacitracin-based products ban these products or (b) the European Union (or countries or customers within the EU) acts to prevent the importation of meat products from countries that allow the use of bacitracin-based products, we could be materially affected. Specifically the loss of the U.S. market for our bacitracin based products would be materially adverse to us. We cannot predict whether the present bacitracin zinc ban will be expanded.

OUR FOREIGN OPERATIONS ARE SUBJECT TO ADDITIONAL ECONOMIC AND POLITICAL RISKS.

     Our foreign operations are subject to currency exchange fluctuations and restrictions, political instability in some countries, and uncertainty as to the enforceability of, and government control over, commercial rights.

     Some of our foreign operations, particularly in Indonesia where we have a manufacturing facility and Brazil where we have recently added significant sales, are being affected by wide currency fluctuations and decreased economic activity in these regions and, in case of Indonesia, by social and political unrest. While our present exposure to economic factors in these regions is not material, they are important areas for anticipated future growth.

     We sell products in many countries that are recognized to be susceptible to significant foreign currency risk. These products are generally sold for U.S. dollars, which eliminates the direct currency risk but increases credit risk if the local currency devalues significantly and it becomes more difficult for customers to purchase U.S. dollars required to pay us. Recent acquisitions in Europe may increase the foreign currency risk.

OUR OPERATING RESULTS HAVE VARIED IN THE PAST AND MAY CONTINUE TO DO SO.

     Our businesses may experience variations in revenues and net income as a result of many factors, including acquisitions, delays in the introduction of new products, success or failures of strategic alliances and joint ventures, management actions and the general conditions of the pharmaceutical and animal health industries.

MANY OF OUR COMPETITORS HAVE MORE RESOURCES THAN WE HAVE.

     All of our businesses operate in highly competitive markets and many of our competitors are substantially larger and have greater financial, technical and marketing resources. As a result, we may be at a disadvantage in our ability to develop and market new products to meet competitive demands.

WE HAVE BEEN AND WILL CONTINUE TO BE AFFECTED BY THE COMPETITIVE AND CHANGING NATURE OF THE PHARMACEUTICAL INDUSTRY.

     Our U.S. generic pharmaceutical business has historically been subject to intense competition. As patents and other bases for market exclusivity expire, prices typically decline as generic competitors enter the marketplace. Normally, there is a further unit price decline as the number of generic competitors increases. The timing of these price decreases is unpredictable and can result in a significantly curtailed period of profitability for a generic product. In addition, brand-name manufacturers frequently take actions to prevent or discourage the use of generic equivalents through marketing and regulatory activities and litigation.

     Generic pharmaceutical market conditions in the U.S. were further exacerbated in the second half of 1996 by a fundamental shift in industry distribution, purchasing and stocking patterns resulting from increased importance of sales to major wholesalers and a concurrent reduction in sales to private label generic distributors. We believe that this trend continues to date. Wholesaler programs generally require lower prices on products sold, lower inventory levels kept at the wholesaler and fewer manufacturers selected to provide products to the wholesaler's own marketing programs.

     The factors which have adversely affected the U.S. generic pharmaceutical industry may also affect some or all of the markets in which the international pharmaceutical division operates. In addition, in Europe we are encountering price pressure from imports of identical products from lower priced markets under EU laws of free movement of goods. Parallel imports could lead to lower volume growth. Our international pharmaceutical division is also affected by general governmental initiatives to reduce drug prices. Both parallel imports and governmental cost containment could cause lower prices in certain markets including the Nordic countries where we have significant sales.

     It is difficult for us to respond to competitive challenges because of the significance of relatively few major customers, such as large wholesalers and chain stores, a rapidly changing market and uncertainty of timing of new product approvals.

FUTURE INABILITY TO OBTAIN RAW MATERIALS OR PRODUCTS FROM CONTRACT MANUFACTURERS COULD SERIOUSLY AFFECT OUR OPERATIONS.

     We currently purchase many of our raw materials and other products from single suppliers. Although we have not experienced difficulty to date, we may experience supply interruptions in the future and may have to obtain substitute materials or products. If we had to obtain substitute materials or products, we would require additional regulatory approvals. Any significant interruption of supply from our suppliers could have a material adverse effect on our operations.

OUR BUSINESS IS AFFECTED BY THE POLICIES OF THIRD-PARTY PAYORS, SUCH AS INSURERS AND MANAGED CARE ORGANIZATIONS.

     Our commercial success with respect to generic products depends, in part, on the availability of adequate reimbursement from third-party health care payors, such as government and private health insurers and managed care organizations. Third-party payors are increasingly challenging the pricing of medical products and services and their reimbursement practices may prevent us from maintaining our present product price levels. In addition, the market for our products may be limited by third-party payors who establish lists of approved products and do not provide reimbursement for products not listed.

SOME OF OUR PRODUCTS MAY BE SUBJECT TO PRODUCT LIABILITY CLAIMS.

     Continuing studies are being conducted by the industry, government agencies and others. These studies increasingly employ sophisticated methods and techniques and can call into question the utilization, safety and efficacy of previously marketed products. In some cases, these studies have resulted in the removal of products from the market and have given rise to claims for damages from previous users. Our business could be harmed by such actions.

OUR RELATIONSHIP WITH OUR CONTROLLING STOCKHOLDER COULD LEAD TO CONFLICTS OF INTEREST.

     A.L. Industrier AS, or Industrier, is the beneficial owner of 100% of the outstanding shares of the Class B common stock. Industrier also owns $67.8 million of our 5 3/4% convertible subordinated notes due 2005 which are convertible into Class B common stock. As a result of its stock ownership, Industrier controls Alpharma and is presently entitled to elect two-thirds of the members of our board of directors. Einar Sissener, Chairman of the Board and Chairman of the Office of the Chief Executive of Alpharma, controls a majority of Industrier's outstanding shares and is Chairman of Industrier. In addition, Mr. Sissener beneficially owns 338,668 shares of Class A common stock. Gert Munthe, President and Chief Executive Officer of Alpharma, is the son-in-law of Mr. Sissener and a director of Industrier.

     Alpharma and Industrier engage in various transactions from time to time, and conflicts of interest are present with respect to the terms of such transactions. All contractual arrangements between Alpharma and Industrier are subject to review by, or ratification of, a committee of our board of directors consisting of one or more directors who are unaffiliated with Industrier, as to the fairness of the terms and conditions of such arrangements to Alpharma.

THE MARKET PRICE OF OUR COMMON STOCK MAY BE HIGHLY VOLATILE BECAUSE OF INTERNAL AND EXTERNAL FACTORS.

     The stock market has from time to time experienced significant price and volume fluctuations that may be unrelated to the operating performance of particular companies. In addition, the market price of our Class A common stock, like the stock prices of many publicly traded pharmaceutical companies, has been and may continue to be highly volatile. The sale by our major shareholders or members of our management of shares of common stock, management actions, announcements of technological innovations or new commercial products by Alpharma or its competitors, publicity regarding actual or potential medical results relating to marketed products, regulatory developments in either the U.S. or foreign countries, public concern as to the safety of pharmaceutical and animal health products, factors present in foreign operations, the loss of suppliers or contract manufacturers, third-party reimbursement pressures, potential liability for current products and economic and other external factors, as well as period-to-period fluctuations in financial results, among other factors, may have a significant impact on the market price of the Class A common stock.

                                USE OF PROCEEDS

     Unless the applicable prospectus supplement provides otherwise, we intend to use the net proceeds from the sale of the offered securities to reduce our indebtedness and for general corporate purposes, including capital expenditures and acquisitions. We believe that any issuance of equity offered by this prospectus will enhance our ability to finance future acquisitions, including incurring additional debt. We may reborrow any amounts that we repay under our credit facility. We are evaluating several possible acquisition candidates but, other than as incorporated by reference or described in this prospectus, we currently have no agreement or understanding regarding any material acquisition.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth the ratio of earnings to fixed charges for Alpharma and its subsidiaries on a consolidated basis for each of the periods indicated. We calculated the ratio of earnings to fixed charges by dividing earnings by total fixed charges. Earnings consist of pretax income plus fixed charges and amortization of capitalized interest less capitalized interest. Fixed charges consist of interest expense on all indebtedness (including amortization of deferred debt issuance costs) and a portion of rent expense (33%) we estimated to be the interest component of those rentals.

                                           NINE MONTHS
      YEAR ENDED DECEMBER 31,          ENDED SEPTEMBER 30,
------------------------------------   -------------------
1994    1995    1996   1997    1998           1999
 1.07x   2.24x  -(1)   2.31x   2.29x          2.35x

------------------------------
(1) Earnings in 1996 were not sufficient to cover fixed charges. The deficiency of earnings was $16.4 million.

                                  OUR COMPANY

     We are a multinational pharmaceutical company that develops, manufactures and markets specialty human pharmaceutical and animal health products. We manufacture and market approximately 620 pharmaceutical products for human use and 40 animal health products. We conduct our business in more than 60 countries and have approximately 3,200 employees at 40 sites in 22 countries. For the year ended December 31, 1998, we generated revenue of over $600 million and operating income of $65 million.

     Our human pharmaceutical business is the largest manufacturer and marketer of generic liquid and topical pharmaceuticals in the U.S. In addition, we have leading and expanding positions internationally, especially in Europe, where we have leading positions in branded generic in the Nordic countries and a substantial generic pharmaceutical market presence in the UK, Netherlands, Germany and France, through recent acquisitions. Further, through our fine chemicals division, we are the world's leading producer of bacitracin, bacitracin zinc and polymixin, which are important pharmaceutical grade antibiotics. Our human pharmaceutical business generated approximately $420 million of revenue, or approximately 70% of our total revenues, for the year ended December 31, 1998. On June 18, 1999 we acquired Isis Pharma and Isis Puren, the German generic businesses of Schwarz Pharma AG. The acquisition consisted of sales personnel, product registrations, patents and trademarks. Isis had 1998 revenues in Germany of approximately $75 million and has about 200 employees, of which 140 are in the sales force. Schwarz Pharma has agreed to continue to supply some of the more substantial Isis products for a period of four years and all remaining products for one year. Approximately 80% of Isis' sales consist of cardiovascular products. The most important product of Isis is the cardiovascular drug Pentalong(TM).

     Our animal health business is a leading provider of animal feed additives for the poultry, cattle and swine industries, as well as vaccines for the aquaculture industry. We are the market leader in the manufacture and sale of bacitracin-based feed additives sold under the trade names BMD(R)and Albac. In addition, we believe that we have a significant market share with several other of our feed additives, including those sold under our Deccox and 3-Nitro(R) brands. In aquatic animal health, we believe we are a leader in the development, manufacture and marketing of vaccines for use in immunizing farmed fish against disease. Our animal health business generated approximately $185 million of revenue, or approximately 30% of our total revenues, for the year ended December 31, 1998.

     We were originally organized as A.L. Laboratories, Inc., a wholly owned subsidiary of Apothekernes Laboratorium A.S., a Norwegian healthcare company, the predecessor company to A.L. Industrier AS. In 1994, we acquired the complementary human pharmaceutical and animal health business of our parent company and subsequently changed our name to Alpharma Inc. to operate worldwide as one corporate entity.

     Our principal executive offices are located at One Executive Drive, Fort Lee, New Jersey 07024.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, statements and other information at the SEC's public reference rooms at:

     - Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549;

     - Seven World Trade Center, 13th Floor, New York, New York 10048; or

     - Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661.

     In addition, our Class A common stock and our convertible subordinated notes due 2005 are traded on the New York Stock Exchange under the symbols "ALO" and "ALO5 DOS" respectively and reports, proxy and information statements and other information about us can also be inspected at the offices of the Exchange, 20 Broad Street, New York, New York 10005.

     Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. You can also request copies of these documents, for a copying fee, by writing to the SEC.

     Our SEC filings can also be reviewed by accessing the SEC's Internet site at http://www.sec.gov, which contains reports, proxy and information statements and other information.

                         DESCRIPTION OF DEBT SECURITIES

     We will issue debt securities in one or more series under an indenture between our company and First Union National Bank, as Trustee, the form of which we have filed as an exhibit to the Registration Statement. The following summaries of certain provisions of the indenture are not complete and are qualified in their entirety by express reference to the indenture and the securities resolutions or the indentures supplemental thereto (copies of which have been or will be filed with the Commission). Capitalized terms used in this section without definition have the meanings given to them in the indenture.

GENERAL

     The indenture does not limit the amount of debt securities that can be issued thereunder and provides that the debt securities may be issued from time to time in one or more series pursuant to the terms of one or more securities resolutions or supplemental indentures. As of the date of this prospectus, there were no debt securities outstanding under the indenture. The debt securities will be unsecured and will have the ranking set forth in the terms of any supplements to this prospectus.

TERMS

     We will determine the terms of the debt securities at the time or times of sale. We will provide the specific terms of each series in supplements to this prospectus. Reference is made to the prospectus supplement for the following terms, if applicable, of the debt securities offered thereby:

     - designation, aggregate principal amount, currency or composite currency and denominations

     - terms of any redemption at the option of Holders

     - price and, if an index formula or other method is used, the method for determining amounts of principal or interest

     - maturity date and other dates, if any, on which principal will be payable

     - interest rate (which may be fixed or variable), if any

     - date or dates from which interest will accrue and on which interest will be payable, and the record dates for the payment of interest

     - place or places where principal and interest will be payable and on which interest will be payable, and the record dates for the payment of interest

     - tax indemnity provisions

     - terms of any mandatory or optional redemption by us including any sinking fund

     - terms of any conversion or exchange right

     - if the debt securities provide that payments of principal or interest may be made in a currency other than that in which debt securities are denominated, the manner for determining the payments

     - portion of principal payable upon acceleration of a Discounted Debt Security (as defined below)

     - ranking

     - whether and upon what terms debt securities may be defeased

     - manner of paying principal and interest

     - any events of default or the covenants in addition to or in lieu of those set forth in the indenture

     - provisions for electronic issuance of debt securities or for debt securities in uncertificated form

     - any additional provisions or other special terms not inconsistent with the provisions of the indenture, including any terms that may be required or advisable under United States or other applicable laws or regulations, or advisable in connection with the marketing of the debt securities.

     We may issue debt securities of any series as registered debt securities, bearer debt securities or uncertificated debt securities, and in denominations as specified in the terms of the series. (Section 2.01)

     In connection with its original issuance, no bearer debt security will be offered, sold or delivered to any location in the United States, and a bearer debt security in definitive form may be delivered in connection with its original issuance only upon presentation of a certificate in a form prescribed by us to comply with United States laws and regulations. (Section 2.04)

     Registration of transfer of registered debt securities may be requested upon surrender thereof at any agency of ours maintained for that purpose and upon fulfillment of all other requirements of the agent. (Sections 2.03 and 2.07)

     Under the indenture we may issue debt securities as Discounted Debt Securities to be offered and sold at a substantial discount from the principal amount thereof. Special United States federal income tax and other considerations applicable thereto will be described in the prospectus supplement relating to the Discounted Debt Securities. "Discounted Debt Security" means a debt security where the amount of principal due upon acceleration is less than the stated principal amount. (Section 2.10)

CERTAIN COVENANTS

     Unless otherwise specified in the applicable prospectus supplement, the debt securities will not be secured by any properties or assets and will represent unsecured debt of our company.

     Any restrictive covenants which may apply to a particular series of debt securities will be described in the prospectus supplement relating to that series. The indenture does not limit our ability to enter into sale and leaseback transactions.

     Unless otherwise indicated in a prospectus supplement, these covenants, if applicable, do not afford holders of the debt securities protection in the event of a highly leveraged or other transaction involving us that may adversely affect holders of the debt securities.

SUCCESSOR OBLIGOR

     Unless otherwise specified in the securities resolution establishing a series of debt securities, we shall not consolidate with or merge into, or transfer all or substantially all of our assets to, any person in any transaction in which we are not the survivor, unless:

          (1) the person is organized under the laws of the United States or a State thereof or is organized under the laws of a foreign jurisdiction and consents to the jurisdiction of the courts of the United States or a State thereof;

          (2) the person assumes by supplemental indenture all of our obligations under the indenture, the debt securities and any coupons; and

          (3) immediately after the transaction no Default (as defined) exists. The successor shall be substituted for us, and thereafter all of our obligations under the indenture, the debt securities and any coupons shall terminate. (Section 5.01)

EXCHANGE OF DEBT SECURITIES

     Registered debt securities may be exchanged for an equal aggregate principal amount of registered debt securities of the same series and date of maturity in the authorized denominations as may be requested upon surrender of the registered debt securities at an agency of ours maintained for that purpose and upon fulfillment of all other requirements of the agent. (Section 2.07)

DEFAULT AND REMEDIES

     Unless the securities resolution establishing the series otherwise provides (in which event the prospectus supplement will so state), an "Event of Default" with respect to a series of debt securities will occur if:

          (1) we default in any payment of interest on any debt securities of the series when the same becomes due and payable and the Default continues for a period of 60 days;

          (2) we default in the payment of the principal and premium, if any, of any debt securities of the series when the same becomes due and payable at maturity or upon redemption, acceleration or otherwise and the default shall continue for five or more days;

          (3) we default in the payment or satisfaction of any sinking fund obligation with respect to any debt securities of a series as required by the securities resolution establishing the series and the Default continues for a period of 60 days;

          (4) we default in the performance of any of its other agreements applicable to the series and the Default continues for 90 days after the notice specified below;

          (5) pursuant to or within the meaning of any Bankruptcy Law:

             (a) we commence a voluntary case,

             (b) we consent to the entry of an order for relief against us in an involuntary case,

             (c) we consent to the appointment of a Custodian for us or for all or substantially all of our property, or

             (d) we make a general assignment for the benefit of our creditors;

          (6) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

             (a) is for relief against us in an involuntary case,

             (b) appoints a Custodian for us or for all or substantially all of our property, or

             (c) orders that we be liquidated, and the order or decree remains unstayed and in effect for 60 days; or

          (7) there occurs any other Event of Default provided for in the series. (Section 6.01)

     The term "Bankruptcy Law" means Title 11, U.S. Code or any similar Federal or State law for the relief of debtors. The term "Custodian" means any receiver, trustee, assignee, liquidator or a similar official under any Bankruptcy Law. (Section 6.01)

     "Default" means any event which is, or after notice or passage of time would be, an Event of Default. A Default under subparagraph (4) above is not an Event of Default until the Trustee or the Holders of at least 33 1/3% in principal amount of the series notify us of the Default and we do not cure the Default within the time specified after receipt of the notice. (Section 6.01) The Trustee may require indemnity satisfactory to it before it enforces the indenture or the debt securities of the series. (Section 7.01) Subject to certain limitations, Holders of a majority in principal amount of the debt securities of the series may direct the Trustee in its exercise of any trust or power with respect to the series. (Section 6.05) Except in the case of Default in payment on a series, the Trustee may withhold from Securityholders of the series notice of any continuing Default (except a Default in payment of principal or interest) if it determines that withholding notice is in their interest. (Section 7.04) We are required to furnish the Trustee annually a brief certificate as to our compliance with all conditions and covenants under the indenture. (Section 4.04)

     The failure to redeem any debt securities subject to a Conditional Redemption (as defined) is not an Event of Default if any event on which the redemption is so conditioned does not occur and is not waived before the scheduled redemption date. (Section 6.01)

     The indenture does not have a cross-default provision. Thus, a default by us on any other debt, including any other series of debt securities, would not constitute an Event of Default.

AMENDMENTS AND WAIVERS

     The indenture and the debt securities or any coupons of the series may be amended, and any default may be waived as follows: Unless the securities resolution otherwise provides (in which event the prospectus supplement will so state), the debt securities and the indenture may be amended with the consent of the Holders of a majority in principal amount of the debt securities of all series affected voting as one class. (Section 9.02) Unless the securities resolution otherwise provides (in which event the prospectus supplement will so state), a Default on a particular series may be waived with the consent of the Holders of a majority in principal amount of the debt securities of the series. (Section 6.04)

     However, without the consent of each Holder affected, no amendment or waiver may:

          (1) reduce the amount of debt securities whose Holders must consent to an amendment or waiver;

          (2) reduce the interest on or change the time for payment of interest on any debt security;

          (3) change the fixed maturity of any debt security;

          (4) reduce the principal of any non-Discounted Debt Security or reduce the amount of the principal of any Discounted Debt Security that would be due on acceleration thereof;

          (5) change the currency in which the principal or interest on a debt security is payable;

          (6) make any change that materially adversely affects the right to convert any debt security; or

          (7) waive any Default in payment of interest on or principal of a debt security. (Sections 6.04 and 9.02)

     Without the consent of any Holder, the indenture or the debt securities may be amended:

          (1) to cure any ambiguity, omission, defect or inconsistency;

          (2) to provide for assumption of Company obligations to Holders in the event of a merger or consolidation requiring the assumption;

          (3) to provide that specific provisions of the indenture shall not apply to a series of debt securities not previously issued;

          (4) to create a series and establish its terms;

          (5) to provide for a separate trustee for one or more series; or

          (6) to make any change that does not materially adversely affect the rights of any Holder. (Section 9.01)

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

     Debt securities of a series may be defeased in accordance with their terms and, unless the securities resolution establishing the terms of the series otherwise provides, as set forth below. We at any time may terminate as to a series all of our obligations (except for certain obligations, including obligations with respect to the defeasance trust and obligations to register the transfer or exchange of a debt security, to replace destroyed, lost or stolen debt securities and coupons and to maintain paying agencies in respect of the debt securities) with respect to the debt securities of the series and any related coupons and the indenture ("legal defeasance"). We at any time may terminate as to a series our obligations with respect to the debt securities and coupons of the series under any restrictive covenants which may be applicable to a particular series ("covenant defeasance").

     We may exercise our legal defeasance option notwithstanding our prior exercise of our covenant defeasance option. If we exercise our legal defeasance option, a series may not be accelerated because of an

Event of Default. If we exercise our covenant defeasance option, a series may not be accelerated by reference to any restrictive covenants which may be applicable to that series. (Section 8.01)

     To exercise either defeasance option as to a series, we must:

          (1) irrevocably deposit in trust (the "defeasance trust") with the Trustee or another trustee money or U.S. Government Obligations, deliver a certificate from a nationally recognized firm of independent accountants expressing their opinion that the payments of principal and interest when due on the deposited U.S. Government Obligations, without reinvestment, plus any deposited money without investment will provide cash at the times and in the amounts as will be sufficient to pay the principal and interest when due on all debt securities of that series to maturity or redemption, as the case may be, and

          (2) comply with certain other conditions.

     In particular, we must obtain an opinion of tax counsel that the defeasance will not result in recognition of any gain or loss to holders for Federal income tax purposes. "U.S. Government Obligations" means direct obligations of the United States or an instrumentality of the United States, the payment of which is unconditionally guaranteed by the United States, which, in either case, have the full faith and credit of the United States of America pledged for payment and which are not callable at the issuer's option, or certificates representing an ownership interest in those obligations. (Section 8.02)

REGARDING THE TRUSTEE

     First Union National Bank will act as Trustee for debt securities issued under the indenture and, unless otherwise indicated in a prospectus supplement, the Trustee will also act as Registrar and Paying Agent with respect to the debt securities. (Section 2.03)

                          DESCRIPTION OF CAPITAL STOCK

     Our authorized capital stock currently consists of: (i) 50,000,000 shares of Class A common stock, of which 18,036,351 shares were outstanding as of June 30, 1999, (ii) 15,000,000 shares of Class B common stock, $.20 par value per share, of which 9,500,000 shares were issued and outstanding as of June 30, 1999, and (iii) 500,000 shares of preferred stock, par value $1.00 per share, none of which were issued and outstanding as of June 30, 1999. The following description of our capital stock is a summary of provisions of our amended and restated certificate of incorporation and is qualified in its entirety by the provisions of that document which has been filed with the SEC. As of June 30, 1999, the Class A common stock was held of record by approximately 1,788 stockholders.

COMMON STOCK

     The Class A common stock and the Class B common stock are identical in all respects, including with respect to the right to receive dividends, except as follows: (1) the holders of the Class A common stock are currently entitled as class to elect 33 1/3% of the Board of Directors (rounded to the nearest whole number, but not less than two members of the Board of Directors), and the holders of the Class B common stock are entitled as a class to elect the remaining directors; (2) on all other matters submitted to a vote of stockholders, the holders of the Class A common stock are entitled to one vote per share of Class A common stock held, and the holders of the Class B common stock are entitled to four votes per share of Class B common stock held; (3) the holders of the Class B common stock have the right at any time and from time to time to convert each share of Class B common stock into one share of Class A common stock; and (4) shares of Class A common stock may be declared and paid as dividends on shares of both Class A common stock and Class B common stock; shares of Class B common stock may be declared and paid as dividends on shares of both Class A common stock and Class B common stock; shares of Class A common stock may be declared and paid as dividends on shares of Class A common stock and shares of Class B common stock may be declared and paid as dividends on shares of Class B common stock; and in any such case the same number of shares must be declared and paid as dividends in respect of each outstanding share of Class A common stock and each outstanding share of Class B common stock. The special voting rights of the holders of the Class A common stock as reflected in clause (1) above terminate if the number of outstanding shares of Class A common stock is less than 10% of the aggregate number of issued and outstanding shares of Class A common stock and Class B common stock, and the special voting rights of the holders of the Class B common stock as reflected in clauses (1) and (2) above terminate if the number of issued and outstanding shares of Class B common stock is less than 12 1/2% of such aggregate number, in each case as determined on the record for the stockholder vote.

     We may not subdivide or combine either class of common stock without at the same time combining or subdividing shares of the other class of common stock in the same proportion. Upon liquidation of Alpharma, holders of the Class A common stock and the Class B common stock are entitled to share ratably in any assets available for distribution to stockholders after payment of all our obligations, and payments due in respect of any other of our senior securities, including any shares of preferred stock. Holders of common stock do not have cumulative voting rights or preemptive, subscription or, except as set forth above with respect to the Class B common stock, conversion rights.

PREFERRED STOCK

     We may issue the preferred stock in one or more series, with designations, relative rights, powers, priorities, preferences and limitations thereof as the Board of Directors, without any stockholder action, may determine, provided that we may not limit the right of the holders of Class A common stock, voting as a class, to elect no less than 25% of the Board of Directors by granting voting rights to any series of preferred stock.

TRANSFER AGENT

     BankBoston, N.A. is the transfer agent for the common stock.

                                   BOOK-ENTRY

     DTC will act as securities depository for the debt securities. The debt securities will be issued only as fully registered securities registered in the name of Cede & Co. (DTC's partnership nominee). One or more fully registered global certificates will be issued for the debt securities representing the aggregate principal amount of the debt securities and will be deposited with DTC.

     DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the 1934 Act, as amended. DTC holds securities that its participants (the "Direct Participants") deposit with DTC. DTC also facilitates the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Direct Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (the "Indirect Participants," and together with the Direct Participants, the "Participants"). The rules applicable to DTC and its Participants are on file with the SEC.

     Purchases of the debt securities within the DTC system must be made by or through Direct Participants which will receive a credit for the debt securities on DTC's records. The ownership interest of each actual purchaser of each debt security (a "Beneficial Owner") will in turn be recorded on the Direct and Indirect Participants' respective records. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interest in the debt securities will be effected by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interest in debt securities except in the event that use of the book-entry system for the debt securities is discontinued.

     The deposit of the debt securities with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the debt securities; DTC's records reflect only the identity of the Direct Participants to whose accounts the debt securities are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

     Conveyance of notices and other direct communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

     Redemption notices shall be sent to Cede & Co. If less than all of the debt securities of an issue are being redeemed, DTC's practice will determine by lot the amount of the interest of each Direct Participant in the series to be redeemed.

     Neither DTC nor Cede & Co. will consent or vote with respect to the debt securities. Under its usual procedures, DTC mails an omnibus proxy (an "Omnibus Proxy") to the Participants as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the debt securities are credited on the record date (identified in a listing attached to the Omnibus Proxy).

     Principal, premium, if any, and interest on the debt securities will be paid to DTC. DTC's practice is to credit Direct Participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on the payment date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street-name," and will be the responsibility of the Participant and not of DTC, the underwriters, or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, and interest to DTC is the responsibility of us or the Trustee. Disbursement of these payments to Direct Participants is the responsibility of DTC, and disbursement of these payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

     DTC may discontinue providing its services as securities depository with respect to the debt securities at any time by giving reasonable notice to us. Under those circumstances and in the event that a successor securities depository is not obtained, certificates for the debt securities are required to be printed and delivered. In addition, we may decide to discontinue use of the system of book-entry transfers through DTC (or any successor securities depository). In that event, certificates for the debt securities will be printed and delivered.

     We will not have any responsibility or obligation to Participants or to the persons for whom they act as nominees with respect to the accuracy of the records of DTC, its nominees or any Direct or Indirect Participant with respect to any ownership interest in the debt securities, or with respect to payments or providing of notice to the Direct Participants, the Indirect Participants or the Beneficial Owners.

     So long as Cede & Co. is the registered owner of the debt securities, as nominee of DTC, references herein to holders of the debt securities shall mean Cede & Co. or DTC and shall not mean the Beneficial Owners of the debt securities.

     DTC management is aware that some computer applications, systems, and the like for processing data ("Systems") that are dependent upon calendar dates, including dates before, on, and after January 1, 2000, may encounter "year 2000 problems." DTC has informed its Participants and other members of the financial community (the "Industry") that it has developed and is implementing a program so that its Systems, as the same relate to the timely payment of distributions (including principal and income payments) to security holders, book-entry deliveries, and settlement of trades within DTC, continue to function appropriately. This program includes a technical assessment and remediation plan, each of which is complete. Additionally, DTC's plan includes a testing phase, which is expected to be completed within appropriate time frames.

     However, DTC's ability to perform properly its services is also dependent upon other parties, including but not limited to issuers and their agents, as well as third party vendors from whom DTC licenses software and hardware, and third party vendors on whom DTC relies for information or the provision of services, including telecommunication and electrical utility service providers, among others. DTC has informed the industry that it is contracting (and will continue to contract) third party vendors from whom DTC acquires services to:
(i) impress upon them the importance of such services being year 2000 compliant; and (ii) determine the extent of their efforts for year 2000 remediation (and, as appropriate, testing) of their services. In addition, DTC is in the process of developing such contingency plans as it deems appropriate.

     The information in this section concerning DTC and DTC's book-entry system has been obtained from DTC.

                              PLAN OF DISTRIBUTION

     The Company may sell securities through underwriters or dealers, directly to one or more purchasers or through agents. The applicable prospectus supplement will set forth the terms of the offering of any securities, including:

     - the names of any underwriters or agents

     - the proceeds to the Company from the sale

     - any other items constituting underwriters' compensation

     - any discounts or concessions allowed or re-allowed or paid to dealers

     - the purchase price of the securities

     - any underwriting discounts

     - any initial public offering price

     - any securities exchanges on which the securities may be listed

     If underwriters are used in the sale, securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Those securities may be offered to the public either through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Unless otherwise set forth in the applicable prospectus supplement, the obligations of the underwriters to purchase those securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all of those securities if any of them are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. Only underwriters named in a prospectus supplement are deemed to be underwriters in connection with the securities offered thereby.

     We may sell securities directly or through agents designated by us from time to time. Any agent involved in the offer or sale of securities will be named, and any commissions payable by us to the agent will be set forth in the applicable prospectus supplement. Unless otherwise indicated in the applicable prospectus supplement, the agent will act on a best efforts basis for the period of its appointment.

     If so indicated in a prospectus supplement with respect to securities, we will authorize agents, underwriters or dealers to solicit offers by certain institutions to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in the prospectus supplement. Each contract will be for an amount not less than, and the aggregate principal amount of the securities sold pursuant to the contracts shall be not less nor more than, the respective amounts stated in the prospectus supplement. Institutions with whom the contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions, but will in all cases be subject to our approval. The contracts will not be subject to any conditions except:

          (1) the purchase by an institution of the securities covered by its contract shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which the institution is subject, and

          (2) if the securities are being sold to underwriters, we shall have sold to the underwriters the total principal amount of the securities less the principal amount thereof covered by the contracts.

     The underwriters will not have any responsibility in respect of the validity or performance of the contracts.

     If dealers are utilized in the sale of any securities, we will sell those securities to the dealers, as principal. Any dealer may then resell those securities to the public at varying prices to be determined by the dealer at the time of resale. The name of any dealer and the terms of the transaction will be set forth in the prospectus supplement with respect to the securities being offered thereby.

     It has not been determined whether any series of securities will be listed on a securities exchange. Underwriters will not be obligated to make a market in any series of securities. We cannot predict the level of trading activity in, or the liquidity of, any series of securities.

     Any underwriters, dealers or agents participating in the distribution of securities may be deemed to be underwriters, and any discounts or commissions received by them on the sale or resale of securities may be deemed to be underwriting discounts and commissions under the Securities Act of 1933. Agents and underwriters may be entitled under agreements entered into with us to indemnification by us against certain liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments that the agents or underwriters may be required to make in respect thereof. Agents and underwriters may be customers of, engaged in transactions with, or perform services for, us or our affiliates in the ordinary course of business.

                                 LEGAL MATTERS

     Kirkland & Ellis, New York, New York (a partnership that includes professional corporations) will pass upon legal matters regarding the issuance of the securities and the validity of the common stock being issuable upon conversion of the securities. Mr. Glen E. Hess has been a director of Alpharma since 1983. Mr. Hess's professional corporation is a partner of Kirkland & Ellis, a law firm which since 1978 has performed significant legal services for Alpharma.

                                    EXPERTS

     The financial statements of Alpharma Inc. incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 1998 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The financial statements of ISIS Pharma GmbH and subsidiary, Zwickaw as of and for the years ended December 31, 1997 and 1998 incorporated by reference to the Current Report on Form 8-K/A dated August 30, 1999 have been so incorporated in reliance on the report of Deloitte & Touche GmbH Wirtschaftsprufungsgesellschaft, independent accountants, given on the authority of said firm as experts in auditing and accounting.

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                                [ALPHARMA LOGO]

                                4,950,000 SHARES

                              CLASS A COMMON STOCK

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                             PROSPECTUS SUPPLEMENT

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                          DONALDSON, LUFKIN & JENRETTE

                                  May 9, 2000

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